ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

THIS AGREEMENT is made as of January 3, 2011 by and between each of the entities listed on Appendix A attached hereto, as such Appendix A may be amended from time to time as provided herein (each a “Fund” and collectively the “Funds”) and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (the “Administrator").  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix B.

BACKGROUND

A.           Each Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

B.           Each Fund wishes to retain the Administrator to provide administration, accounting and investor services provided for herein, and the Administrator wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Appointment.  Each Fund hereby appoints the Administrator to provide administration, accounting and investor services, in accordance with the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to furnish such services.  The Administrator shall be under no duty to take any action hereunder on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by the Administrator and such Fund in a written amendment hereto.  The Administrator shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by a Fund or by any other third party service provider to such Fund.  Additional Funds may be added to this Agreement from time to time through the execution of an instrument of accession between such additional Fund and the Administrator whereby such additional Fund and the Administrator will agree to be bound by the terms of this Agreement (as it may be amended with respect to such Fund by such instrument of accession).  The addition of a Fund to this Agreement will not affect the rights or obligations of any other Fund pursuant to the terms of this Agreement.

2.           Instructions.

(a)          Unless otherwise provided in this Agreement, the Administrator shall act only upon Oral Instructions or Written Instructions.

(b)          The Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Administrator to be an Authorized Person) pursuant to this Agreement.  The Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of a Fund’s Organizational Documents or this Agreement or of any vote, resolution or proceeding of each Fund’s Governing Board, unless and until the Administrator receives Written Instructions to the contrary.

(c)           Each Fund agrees to forward to the Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Administrator or its affiliates) so that the Administrator receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by the Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Administrator’s ability to rely upon such Oral Instructions.

3.            Right to Receive Advice.

(a)           Advice of the Funds.  If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions or advice, including Oral Instructions or Written Instructions, from a Fund.

(b)           Advice of Counsel.  If the Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, the Administrator may request advice from counsel of its own choosing (who may be counsel for a Fund, a Fund’s investment adviser or the Administrator, at the option of the Administrator).

(c)           Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Administrator receives from a Fund, and the advice the Administrator receives from counsel, the Administrator may rely upon and follow the advice of  counsel.

(d)           No Obligation to Seek Advice.  Nothing in this Section 3 shall be construed so as to impose an obligation upon the Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4.            Records; Visits.

(a)           The books and records pertaining to the Funds, which are in the possession or under the control of the Administrator, shall be the property of the Funds. The Funds and Authorized Persons shall have access to such books and records at all times during the Administrator’s normal business hours.  Upon the reasonable request of a Fund, copies of any such books and records shall be provided by the Administrator to the Fund or to an Authorized Person, at the Fund’s expense.  Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(b)           The Administrator shall keep the following records:

(i)	all books and records with respect to a Fund’s books of account; and

(ii)	records of a Fund’s securities transactions.

The Administrator may house these records in a third party storage facility.

5.           Confidential Information.

(a)	Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include:

(i)
any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds or the Administrator, their respective subsidiaries and affiliated companies;

(ii)
any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or the Administrator a competitive advantage over its competitors;

(iii)
all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

	(iv)	anything designated as confidential.

(b)	Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

	(i)	is already known to the receiving party at the time it is obtained;

	(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

	(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

	(iv)	is released by the protected party to a third party without restriction;

	(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)	is Fund information provided by the Administrator in connection with an independent third party compliance or other review;

(viii)	is necessary or desirable for the Administrator to release such information in connection with the provision of services under this Agreement; or

(ix)	has been or is independently developed or obtained by the receiving party.

(c)	The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6.           Liaison with Accountants.  The Administrator shall act as liaison with each Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Funds.  The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Funds.

7.           BNY Mellon System.  The Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Administrator in connection with the services provided by the Administrator to the Funds.

8.           Disaster Recovery.  The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, the Administrator shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions.  The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator’s own breach of its Standard of Care (defined in Section 10 below) in performing its duties or obligations under this Agreement.

9.           Compensation.

(a)          As compensation for services set forth herein that are rendered by the Administrator during the term of this Agreement, the Funds will pay to the Administrator a fee or fees as may be agreed to in writing by the Funds and the Administrator.

(b)          The undersigned hereby represents and warrants to the Administrator that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Administrator or to the adviser or sponsor to a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by the Administrator to such adviser or sponsor or any affiliate of a Fund relating to this Agreement have been fully disclosed to the Governing Board of the Funds and that, if required by applicable law, such Governing Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c)           Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, each Fund shall remain responsible for paying to the Administrator the fees set forth in the applicable fee letter.

10.          Standard of Care/Limitations of Liability.

(a)           Subject to the terms of this Section 10, the Administrator shall be liable to the Funds (or any person or entity claiming through the Funds) for damages only to the extent caused by the Administrator’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement ("Standard of Care").

(b)           Notwithstanding anything in this Agreement (whether contained anywhere in Sections 12-14 or otherwise) to the contrary, each Fund hereby acknowledges and agrees that (i) the Administrator, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon the Administrator’s interpretation of tax positions or its interpretation of relevant circumstances (as determined by the Administrator) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) the Administrator shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to the Administrator’s breach of its Standard of Care hereunder.

(c)           Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, each Fund hereby acknowledges and agrees that the Administrator shall not be liable for any losses or damages of any kind associated with any tax filings with which the Administrator has assisted in any way except to the extent such loss or damage is substantially due to the Administrator’s the Administrator’s breach of its Standard of Care hereunder; provided, however, that the Administrator shall not be found to have been grossly negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to the Administrator (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which the Administrator (or any similar service provider) is (or would be) responsible.

(d)           Each Fund acknowledges that it may be considered a U.S. withholding agent and/or may required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations ("IRC and Regulations").  Each Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations.  Therefore, unless otherwise specified in a written agreement, neither the Administrator nor any BNYM Affiliates shall be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(e)           The Administrator's liability to the Funds and any person or entity claiming through the Funds for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory ("Loss") due to the negligence of the Administrator or a material breach of this Agreement by the Administrator (but not gross negligence, intentional misconduct, bad faith or reckless disregard of its duties under this Agreement by the Administrator) shall not exceed the fees received by the Administrator for services provided hereunder during the twenty-four (24) months immediately prior to the date of such Loss; provided that the Administrator’s cumulative maximum liability for all Losses due to the negligence or a material breach of this Agreement by the Administrator (but not gross negligence, intentional misconduct, bad faith or reckless disregard under this Agreement by the Administrator) shall not exceed $250,000.

(f)           The Administrator shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(g)           The Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Administrator reasonably believes to be genuine.  The Administrator shall not be liable for any damages that are caused by actions or omissions taken by the Administrator in accordance with Oral Instructions or Written Instructions or advice of counsel.  The Administrator shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Funds or for any failure to discover any such error or omission.

(h)           Neither the Administrator nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Administrator or its affiliates.

(i)           No party may assert a cause of action against the Administrator or any of its affiliates that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(j)           Each party shall have a duty to mitigate damages for which the other party may become responsible.

(k)           This Section 10 shall survive termination of this Agreement.

11.           Indemnification.  Absent the Administrator’s failure to meet its Standard of Care (defined in Section 10 above), each Fund agrees severally and not jointly to indemnify, defend and hold harmless the Administrator and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of a Fund; and (b) any action taken or omitted to be taken by the Administrator in connection with the provision of services to a Fund; or (c) any taxes, penalties or interest imposed upon the Administrator with respect to the withholding, depositing and/or reporting obligations under the IRC and regulations as specified in Section 10(d) above.  This Section 11 shall survive termination of this Agreement.

12.           Description of Accounting Services on a Continuous Basis.  The Administrator will perform the following accounting services if required or as applicable with respect to the Funds:

(i)	Journalize investment, capital and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Fund (the "Adviser");

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Record and reconcile corporate action activity and all other capital changes;

(vi)	Reconcile cash and investment balances with a Fund’s custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes.

(vii)
Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with a Fund’s offering memorandum or Registration Statement, as applicable and Organizational Documents;

(viii)	Assist in the preparation of a Fund’s annual and semi-annual financial statements, and such other financial statements as the Fund may reasonably request;

(ix)	Monitor the expense accruals and notify an officer of a Fund of any proposed adjustments;

(x)	Calculate capital gains and losses;

(xi)	Determine net income;

(xii)	Determine applicable foreign exchange gains and losses on payables and receivables;

(xiii)
In respect of any Fund investments in private investment funds, obtain monthly prices from each underlying fund’s administrator or portfolio manager and, if unable to obtain such valuations, notify the Fund or its designee(s).  To the extent the Fund invests in securities or assets other than private investment funds, obtain daily security market quotes and currency exchange rates from independent pricing sources approved by the Adviser, or if such quotes or rates are unavailable, then obtain the same from the Adviser, and in either case calculate the market value of the Fund's investments in accordance with the Fund's valuation policies or guidelines; provided, however, that the Administrator shall not under any circumstances be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall the Administrator have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the portfolio valuation to the Adviser as agreed upon between the Administrator and the Funds;

(xv)	Arrange for the computation of the net asset value ("NAV") in accordance with the provisions of the Fund’s LLC Agreement and Registration Statement;

(xvi)	Allocate income, expenses, gains and losses to individual Shareholders’ capital accounts in accordance with the Organizational Documents; and

(xvii)
Calculate the incentive allocation, if applicable, in accordance with the Organizational Documents and reallocate corresponding amounts from the applicable Shareholders’ accounts to the special advisory account.

13.           Description of Administration Services on a Continuous Basis.  The Administrator will perform the following administration services if required or as applicable with respect to the Funds:

(i)	Supply various normal and customary Fund statistical data as requested on an ongoing basis

(ii)	Assist in the preparation and coordinate the printing of the Fund’s Annual and Semi-Annual Shareholder Reports; coordinate the filing of same with the SEC on Form N-SAR via EDGAR;

(iii)	Assist in the preparation and coordinate the filing of the Form N-Q with the SEC via EDGAR;

(iv)
Coordinate with the Fund’s counsel the preparation of and coordinate the filing of: annual Post-Effective Amendments to the Fund’s Registration Statement (if needed); Form N-CSR and Form N-PX (provided that the Fund’s voting records are delivered to the Administrator in the format required by the Administrator and the Administrator is not responsible for maintaining the Fund’s voting records);

(v)
Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund’s Governing Board;

(vi)	Draft agendas (with final selection of agenda items being made by Fund counsel) and resolutions for quarterly board meetings;

(vii)	Assemble and mail board materials for quarterly board meetings;

(viii)	Attend quarterly board meetings and draft minutes thereof;

(ix)	Maintain the Fund’s corporate calendar listing various SEC filing and board approval deadlines;

(x)	Administratively assist the Fund in providing Fund documents in the possession of the Administrator for SEC examinations;

(xi)
If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, the Administrator will provide (to such person or entity as agreed between the Fund and the Administrator) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and the Administrator from time to time, the Administrator shall be required to provide the sub-certification only during the terms of this Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(xii)
Provide compliance policies and procedures related to certain services provided by the Administrator and, if mutually agreed, certain the Administrator affiliates, summary procedures thereof and an annual certification letter; and

(xiii)	Perform such additional administrative duties relating to the administration of the Fund upon such terms and conditions and for such fees as may subsequently be agreed upon in writing between the Fund and the Administrator.

(xiv)	Assist Fund's counsel and Fund management with the preparation of Schedule TO and amendments thereto and coordinate the filing thereof with the Fund's financial printer.

All regulatory services are subject to the review and approval of Fund counsel.

14.           Description of Investor Services on a Continuous Basis.  The Administrator will perform the following services if required with respect to the Funds:

(i)	Maintain the register of Shareholders of the Funds and enter on such register all issues, transfers and repurchases of Shares in the Funds; and

(i)	In coordination with a Fund’s accounting agent, arrange for the calculation of the issue and repurchase prices of Shares in the Funds in accordance with the LLC Agreement.

15.           Description of Tax Services. The Administrator will perform the following tax services if required with respect to the Funds:

(i)	Prepare federal Form 1065, including Schedules K-1 for a Fund’s Shareholders (“K-1s”) and sign and acknowledge as a paid preparer;

(ii)	Prepare each state and local income tax return that is required to be filed by the Funds as a paid preparer;

(iii)	Prepare Forms 1042 and 1042-S to report U.S. dividend income and withholding tax to non-U.S. partners as a paid preparer;

(iv)	Mail or otherwise deliver to a Fund’s Shareholders in a timely manner the K-1s referenced in sub-section 15(i) above; and

(v)	Mail or otherwise deliver to the Funds or its designee in a timely manner the documents referenced in sub-section 15(i) through (iii) above.

16.           Duration and Termination.

(a)           This Agreement shall be effective on the date first written above and shall continue until July 29, 2011 (the “"Initial Term"”).

(b)           Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless a Fund or the Administrator provides written notice to the other of its intent not to renew.  Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.  Unless otherwise indicated in the aforementioned termiatnional notice, if this Agreement is terminated with respect to a particular Fund(s), this Agreement shall remain in full force and effect with respect to the remaining Fund(s).

(c)           In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by the Administrator, will be borne by such Fund and paid to the Administrator prior to any such conversion.

(d)           If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party.  In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)           Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 16(f) below), if in connection with a Change in Control (for purposes of this Section 16(e) “Change of Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving a Fund or any affiliate of a Fund) a Fund gives notice to the Administrator terminating it as the provider of any of the services hereunder or if such Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term ("Early Termination"): (i) the Administrator shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that the Administrator does not guarantee that it will be able to effect a conversion on the date(s) requested by such Fund and before the effective date of the Early Termination, the Fund shall pay to the Administrator an amount equal to all fees and other amounts ("Early Termination Fee") calculated to be the lesser of the fees payable if the Administrator were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term or the fees payable for six months of services.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to the Administrator under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given).  Each Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to the Administrator for the termination of services before the expiration of the then-current Initial or Renewal Term.  If a Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.”  If any of a Fund’s assets serviced by the Administrator under this Agreement are removed from the coverage of this Agreement ("Removed Assets") and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at, the

Administrator’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by the Administrator or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(f)            In the event that this Agreement is terminated in accordance with the provisions of Section 16(d) above, Section 16(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 16(e) shall not be permitted prior to the termination date of this Agreement).

17.           Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Adviser or the Fund’s sponsor, the Fund’s ability to terminate the Agreement pursuant to Section 16 will be suspended from the time of such agreement until two years after the Change of Control.

18.           Notices.  All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first class mail, it shall be deemed to have been given seven (7) days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.  Notices shall be addressed (a) if to the Administrator, at 301 Bellevue Parkway, Wilmington, DE  19809, attn: President (or such address as the Administrator may inform the Fund in writing); (b) if to the Fund(s), at 550 California Street, MAC A0112-063, San Francisco, CA 94104, attn: Dede Dunegan (or such address as the Funds may inform the Administrator in writing); or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

19.           Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20.           Delegation; Assignment.  The Administrator may assign its rights and delegate its duties hereunder to any affiliate of the Administrator provided that the Administrator gives the Funds thirty (30) days’ prior written notice of such assignment or delegation.

21.           Facsimile Signatures; Counterparts.  This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

22.          Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.          Miscellaneous.

(a)           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)           Non-Solicitation.  During the term of this Agreement and for one year thereafter, a Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Administrator’s employees, and a Fund shall cause such Fund’s sponsor and such Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Administrator’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a the Administrator employee by a Fund, a Fund’s sponsor or an affiliate of a Fund if the the Administrator employee was identified by such entity solely as a result of the the Administrator employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)           No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, each Fund agrees not to make any modifications to its Registration Statement or Organizational Documenets or adopt any policies which would affect materially the obligations or responsibilities of the Administrator hereunder without the prior written approval of the Administrator, which approval shall not be unreasonably withheld, conditioned or delayed.  The scope of services to be provided by the Administrator under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Funds, unless the parties hereto expressly agree in writing to any such increase.

(d)           Not Legal Advice. Notwithstanding anything in this Agreement to the contrary, the services of the Administrator are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of a Fund or any other person.  Neither this Agreement nor the provision of services under this Agreement shall establish, or are intended to establish, an attorney-client relationship between the Funds and the Administrator.

(e)           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f)            Information. Each Fund will provide such information and documentation as the

Administrator may reasonably request in connection with services provided by the Administrator to the Fund, including without limitation copies of its Organizational Documents and Registration Statement and any supplements, updates or amendments thereto.

(g)          Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

(h)          Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(i)           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(j)           No Representations or Warranties.  Except as expressly provided in this Agreement, the Administrator hereby disclaims all representations and warranties, express or implied, made to a Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  The Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(k)          Nature of Fund Obligations.  The obligations of each Fund to the Administrator hereunder shall be several and not joint.  No Fund shall have the authority to act for or bind or waive the rights of any other Fund.  Each Fund that is a signatory hereto agrees to the inclusion as a party hereto of another Fund that is consented to by Administrator, and that executes an instrument of accession as set forth in Section 1 of this Agreement.

(l)           Separate Agreements.  This Agreement shall be interpreted to carry out the intent of the parties hereto that the Administrator is entering into a separate arrangement with each separate Fund.

(m)         Customer Identification Program Notice.  To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003.  Certain of the Administrator’s affiliates are financial institutions, and the Administrator may, as a matter of policy, request (or may have already requested) each Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. the Administrator may also ask (and may have already asked) for additional identifying information, and the Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title:

WELLS FARGO FAMILY OFFICE MASTER FUND, LLC

By:

Name:

Title:

WELLS FARGO FAMILY OFFICE FUND I, LLC

By:

Name:

Title:

WELLS FARGO FAMILY OFFICE FUND FW, LLC

By:

Name:

Title:

APPENDIX A

Master Funds
WELLS FARGO FAMILY OFFICE MASTER FUND, LLC

Feeder Funds
WELLS FARGO FAMILY OFFICE FUND I, LLC
WELLS FARGO FAMILY OFFICE FUND FW, LLC

APPENDIX B

Definitions

As used in this Agreement:

(a)	"1933 Act" means the Securities Act of 1933, as amended.

(b)	"1934 Act" means the Securities Exchange Act of 1934, as amended.

(c)
"Authorized Person" means any officer of a Fund and any other person duly authorized by such Fund to give Oral Instructions and Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“BNYM Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

(e)
"Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(f)	"Governing Board" shall mean a Fund’s Board of Managers or, as duly authorized, a competent committee thereof.

(g)
"Oral Instructions" mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person. the Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(h)	"Organizational Documents" means a Fund’s charter or articles of incorporation, Limited Liability Company Agreement ("LLC Agreement"), bylaws and other documents constituting such Fund.

(i)	"Registration Statement" means a Fund’s most recently effective Registration Statement on Form N-2 as filed with the SEC.

(j)	"SEC" means the Securities and Exchange Commission.

(k)	"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

(l)	“Shareholder” means a record owner of Shares of a Fund.

(m)	“Shares” refer collectively to the units of limited liability company interest or class thereof of a Fund as may be issued from time to time.

(n)
"Written Instructions" means (i) written instructions signed by an Authorized Person (or a person reasonably believed by the Administrator to be an Authorized Person) and received by the Administrator or (ii) trade instructions transmitted (and received by the Administrator) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.